Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-120200

                          CENTURION GOLD HOLDINGS, INC.

                  PROSPECTUS SUPPLEMENT DATED FEBRUARY 28, 2005

      On February 28, 2005, we filed with the Securities and Exchange Commission a Current Report on Form 8-K reporting that on February 23, 2005, we amended our Secured Convertible Term Note, dated September 23, 2004 with Laurus Master Fund, Ltd. ("Laurus"). The purpose of this amendment is to change the fixed conversion price of the $3,000,000 aggregate principal Secured Convertible Term Note (the "Note") from $.77 to $.30. The information provided herein supplements the information in our prospectus dated December 21, 2004, relating to the resale by certain selling stockholders of up to 5,597,401 shares of our common stock.

THE DISCLOSURES RELATING TO THE LAURUS TRANSACTION ARE UPDATED AS FOLLOWS:

      On September 23, 2004, we entered into a Securities Purchase Agreement with Laurus in connection with the private placement of a Note in the principal amount of $3,000,000 due September 23, 2007, and a common stock purchase warrant. The Note was convertible into shares of our common stock, $.0001 par value, at a fixed conversion rate of $0.77, subject to certain limitations, and bears an interest rate of prime plus 1%. The warrant provides for the purchase of up to 1,000,000 shares of common stock, at an exercise price of $0.90, until September 23, 2011.

      On February 23, 2005, we amended the Note to state that the fixed conversion price will be $0.30 (the "Amendment"). In connection with this Amendment, we agreed to file a Rule 424(b) supplement to our registration statement on Form SB-2.

      Amendment No. 1 to the Secured Convertible Term Note was filed as an exhibit to our Current Report on Form 8-K filed on February 28, 2005.

      You should read this supplement in conjunction with the prospectus, which is required to be delivered with this supplement. This supplement is qualified by reference to the prospectus, except to the extent the information in this supplement updates or supersedes the information contained in the prospectus.


          The date of this Prospectus Supplement is February 28, 2005.